Exhibit 10.3

RULE OF 70 RETIREMENT AGREEMENT

This Rule of 70 Retirement Agreement (this “Agreement”) is entered into by and between Equity Residential (“Equity” or the “Company”) and Alexander “Alec” Brackenridge (“Executive”) as of June 26, 2025.

Witnesseth

Whereas, Executive is currently an officer of Equity and an employee of an Equity affiliate;

Whereas, Executive has elected to voluntarily retire, effective January 2, 2026, (the “Retirement Date”), in accordance with the Rule of 70 retirement provisions of Equity’s Share Incentive Plans, after which he will no longer will be an officer or employee; and

Whereas, Executive and Equity wish to memorialize certain terms and conditions relating to Executive’s retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Equity and Executive voluntarily and knowingly agree as follows:

1.
Through and including August 7, 2025 (the “Transition Date”), Executive will continue to serve as Chief Investment Officer (CIO) of the Company and fulfill all of the customary duties and responsibilities of that position. Starting on the Transition Date and through and including the Retirement Date, Executive will serve the Company as EVP, Investments reporting to the Chief Executive Officer (CEO); however, his responsibilities will be reduced and primarily focused on the following: (i) assisting in the orderly transition of his Chief Investment Officer (CIO) responsibilities to Robert Garechana, currently the Company’s Chief Financial Officer (CFO), including mentoring and training Mr. Garechana regarding the various functions within the Investments organization, including transactions, development, portfolio management, renovations, retail, and sustainability as well as personnel and strategy considerations; and (ii) supporting the successful integration of Mr. Garechana’s replacement as the new CFO by: (a) facilitating a comprehensive tour of Equity markets and properties, ensuring alignment with company goals and assets and an understanding of the strategic importance of the role, and (b) fostering cross-departmental communication and acceptance to create an environment conducive to effective onboarding, strengthening relationships and organizational alignment in light of recent changes within the Finance team; and (iii) on a limited basis, to serve as a resource for Scott Fenster (EVP, General Counsel) on investments and regulatory matters. Executive is also expected to assist with other multifamily investment matters as requested from time to time by the CEO, in the professional manner expected of a person in his position and title and to acceptable Company standards, through the Retirement Date.
2.
Executive will receive his regular base pay for service through and including the Retirement Date, will not receive any severance relating to his or her retirement, and will continue to be reimbursed for reasonable and necessary business expenses incurred between the date hereof and the Retirement Date. Executive shall also be paid for unused vacation days and trading days pursuant to Equity policy. Until the Retirement Date, Executive shall continue to be eligible to participate in the Company's group health and life insurance plans, qualified and non-qualified retirement plans and other fringe benefit plans and programs of the Company in which Executive was participating prior to the Retirement Date in accordance with the terms and provisions thereof.
3.
So long as Executive observes his obligations as described in Section 1, Executive will receive in the first quarter of 2026, an annual performance equity grant and annual performance bonus for services provided during 2025 (as determined under the Company’s Annual Incentive Plan which is part of the Company’s 2025 Executive Compensation Program). The grant shall be made at the same time as made to Equity’s other executive officers and shall be in an amount determined by Equity’s Compensation Committee and Board of Trustees as part of its normal year-end process, subject to normal pool adjustments.

4.
As a condition to the receipt of the payments and vesting described in sections 3 and 5 of this Agreement, Executive agrees that within twenty-one (21) days after the Retirement Date, he will sign and be bound by the original of the General Release and Waiver Agreement (“Release”) attached to this Agreement as Exhibit A. The benefits hereunder shall be effective following the effective date of such Release.
5.
All of Executive’s current and future LTC grants will continue to vest per their original vesting schedule (subject to immediate vesting upon the occurrence of Executive’s death or disability), any restricted units shall continue to be subject to any potential book-up events, and all options will continue to be exercisable for the balance of the applicable ten-year option period, subject in each case to Executive’s compliance with this Agreement’s non-competition and employee non-solicitation provisions. These provisions shall remain in effect until such time as Executive no longer has any unvested LTC or vested but un-exercised stock options and is no longer receiving health-related benefits pursuant to Section 10(c) below. Executive, at any time, may forfeit his or her unvested LTC or vested but un-exercised stock options and health-related benefits by providing written notice to Equity’s General Counsel, after which these restrictions shall be void. If Executive violates these restrictions after the Retirement Date, in addition to Equity’s other remedies, all Executive’s unvested LTC and vested but un-exercised stock options at the time of the violation will be void and health-related benefits discontinued unless Equity’s Compensation Committee agrees otherwise.
6.
Executive agrees that from the Retirement Date until such time as: (i) Executive no longer has any unvested LTC or vested but un-exercised stock options and (ii) Executive is no longer receiving any health-related benefits pursuant to Section 10(c) below (the “Restriction Period”), without the prior written consent of the Company, Executive shall not engage in any activity or investment that competes with the business of Equity, which shall be defined as the acquisition, development and management of high quality apartment properties in various markets within the United States (the “Business”). Whether a particular activity or investment is prohibited by this Agreement will be based on the totality of the facts and circumstances relating to that activity or investment, provided that the following investments will not be deemed prohibited:

i.
passive investments in multi-family companies or properties; and
ii.
active investments in multi-family companies or properties not located in any of Equity’s markets at the time of such investment so long as such investments are not on behalf of capital competitors of Equity (any individual, corporation, fund, fund family, partnership or other entity engaging in the Business, owning and/or operating assets with a gross asset value in excess of $5,000,000,000).

7. Executive further agrees that during the Restriction Period, he will not, either directly or indirectly, either on his own behalf or on behalf of any other party, induce any Equity employee to leave Equity’s employ or solicit for employment any employee of Equity.

8. Executive understands that if he fails to fulfill the obligations under paragraphs 6 and 7 above and 9 below, Equity will suffer irreparable injury, and the damages to Equity would be difficult to ascertain. Executive acknowledges and agrees that due to the uniqueness of his services and the confidential, proprietary nature of company information, trade secrets and business relationships he possesses, the covenants set forth herein are reasonable and necessary for the protection of the legitimate business interests of Equity.

9. Executive agrees that after the Retirement Date, and upon request, he will cooperate with and assist Equity from time to time in the investigation and defense of claims brought by or against Equity, and Equity shall reasonably compensate Executive for his time and efforts. Executive agrees to immediately notify Equity’s General Counsel in the event he is contacted by any party (including, without limitation, process servers) seeking to institute or associate Executive with legal proceedings that involve Equity or Executive’s service at Equity. Executive agrees not to make false or disparaging remarks about Equity or any Equity executive officer or trustee, and furthermore Executive will not use for his own benefit or disclose to any third party any confidential information regarding Equity, including without limitation, information regarding Equity’s internal policies and procedures, financial performance or condition, business plans or strategies, or employees, unless required to do so by law, in which case he shall promptly notify Equity’s General Counsel prior to such disclosure if reasonably practicable.

10. a. Notwithstanding anything else in this Agreement to the contrary, the Change in Control Agreement entered into between Executive and the Company dated September 1, 2020 will be null and void as of the Retirement Date, and Executive’s retirement hereunder does not qualify as a “Qualified Retirement” under the Company’s Executive Severance Plan.

b. As Executive is a participant under the Company’s LTI Plan (a/k/a Performance Share Plan), this retirement shall qualify as a “Qualified Termination” of employment under such Plan, and the proration, payout and vesting provisions in such plan shall control.

c. Commencing on the first day of the month immediately following the Retirement Date until Executive becomes eligible for Medicare benefits (the “Health Benefits Continuation Period”), the Company and Executive will share responsibility for the payment of premiums required to maintain medical, dental and vision COBRA continuation coverage for Executive and Executive’s dependents and beneficiaries under the Company’s groups health insurance plan. Such payments shall be allocated as follows: Executive will pay the same dollar portion of the premium which Executive has been paying prior to the Retirement Date (or such amount that other similarly situated executives who continue in the employ of the Company during the applicable period would pay for elected coverage), and the Company will pay the balance of the premium for Executive’s elected COBRA benefits; provided however, that the Company’s obligation hereunder is limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Executive that the coverages and benefits required to be provided hereunder. If the Health Benefits Continuation Period is longer than that required by law with regard to COBRA continuation, at the end of such COBRA continuation period the Company shall make a lump-sum payment to Executive equal to a reasonable estimate of what the employer portion of COBRA coverage would have been for the portion of the Health Benefits Continuation Period that occurs after the end of the required COBRA continuation period (had the required COBRA continuation period included such remainder of the Health Benefits Continuation Period).

Notwithstanding the foregoing, in the event that prior to the Retirement Date the Company adopts a different plan by which executives would be eligible to have continued healthcare coverage such as medical, dental and vision benefits post-retirement with shared premium responsibility until the executive becomes eligible for Medicare, Executive will be eligible to participate.

11. This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital. This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his agents, heirs, executors, representatives and assigns. Each party shall bear and pay his or its own costs and attorneys’ fees with regard to the negotiations involved with entering into this Agreement.

12. A waiver of any right under this Agreement must be in writing to be effective. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply.

13. Equity and Executive agree that any claim, lawsuit, arbitration or other litigation directly or indirectly arising from or related to this Agreement shall not be governed by any arbitration agreement that may exist between Equity and the Executive, but rather shall be instituted exclusively in a federal or state court of competent jurisdiction in Cook County, Illinois. In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

14. Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.

15. In case any one or more of the provisions contained in this Agreement shall, for any reason under the laws of the jurisdiction, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability under the laws of such jurisdiction shall not affect any other provisions of this Agreement, but this Agreement shall be construed to minimize the effect of such invalid, illegal or unenforceable provision and to give the greatest effect to the transactions contemplated by this Agreement; provided, however, that any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate such provision in any other jurisdiction.

16. This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties. Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein. Executive further declares that he has read this Agreement and fully understands its terms and contents, including his rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.

17. For the purposes for this Agreement, the term “Equity” includes: Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc, Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, employees, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs and assigns, jointly and severally, in both their personal and corporate capacities.

In Witness Whereof, this Retirement Agreement has been executed as of the above date.

EQUITY RESIDENTIAL By: /s/ Scott J. Fenster Name: Scott J. Fenster Its: Executive Vice President & General Counsel	EXECUTIVE By: /s/ Alexander Brackenridge Alexander Brackenridge

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE AND WAIVER AGREEMENT (this “Agreement”) is entered into by and between EQUITY RESIDENTIAL (“Equity”), and Alexander “Alec” Brackenridge (“Executive”) on XXXX XX, 2026 and shall be effective upon the expiration of the revocation period referred to herein (the “Effective Date”).

WHEREAS, Executive and Equity entered into a Retirement Agreement dated June 26, 2025 (the “Retirement Agreement”), to document Executive’s retirement from Equity effective as of January 2, 2026; and

WHEREAS, Executive agreed in the Retirement Agreement to execute a General Release and Waiver Agreement to receive certain benefits thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and in the Separation Agreement, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Executive and Equity voluntarily and knowingly agree as follows:

1.
For the purposes of this Agreement, the term “Equity” includes: Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, executives, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.
2.
Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity. This release includes, but is not limited to, claims for breach of contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge; claims for wages, bonuses or other compensation; and claims of any discrimination based on age, color, disability, national origin, race, religion, sex, sexual orientation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any other state and local statutes and ordinances prohibiting discrimination in employment, including but not limited to the laws of the states of Illinois, any state in which Executive currently works or lives and any other states or locale in which Equity conducts business. Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or compensation program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”) and the 2011 Share Incentive Plan. Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Retirement Agreement or this Agreement, and claims for indemnification arising under law, by-laws or contract. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.
3.
Executive acknowledges that he has been given twenty-one (21) days from the date he received this Agreement to consider its terms and decide whether or not to sign it. The twenty-one (21) day period started on the day Executive received this Agreement, and any changes to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive understands that he may revoke this Agreement at any time within the seven (7) day period following execution thereof and that this Agreement shall become effective and enforceable only when the revocation period has expired and Executive has not revoked this Agreement.

4. This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his or her respective agents, heirs, executors, representatives, and assigns. A waiver of any right under this Agreement must be in writing to be effective. If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply. This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.

EQUITY RESIDENTIAL EXECUTIVE

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